Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Dated: November 24, 2014

ELI LILLY AND COMPANY
By: /s/ Jamie E. Haney
Name: Jamie E. Haney
Title: Assistant Secretary
LILLY VENTURES FUND I, LLC
By: /s/ S. Edward Torres
Name: S. Edward Torres
Title: Authorized Person